As filed with the Securities and Exchange Commission on January 10, 2012
1940 Act File No. 811-22419

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2
(Check appropriate box or boxes)

[X] REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

[X]   Amendment No. 2

ASGI MESIROW INSIGHT TEI FUND A, LLC
(FORMERLY WELLS FARGO MULTI-STRATEGY 100 TEI FUND A, LLC)
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Exact Name of Registrant as Specified in Charter

C/O ALTERNATIVE STRATEGIES GROUP, INC.
401 SOUTH TRYON STREET
CHARLOTTE, NC 28202
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Address of Principal Executive Offices (Number, Street, City, State, Zip Code)

Registrant’s Telephone Number, including Area Code (866) 440-7460
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LLOYD LIPSETT
WELLS FARGO LAW DEPARTMENT
MAC JP201-210
200 BERKELEY STREET
BOSTON, MA 02116

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Name and Address (Number, Street, City, State, Zip Code) of Agent for Service

Copies of Communications to:

GEORGE J. ZORNADA
K&L GATES LLP
STATE STREET FINANCIAL CENTER
ONE LINCOLN STREET
BOSTON, MA  02111

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form N-2 (File No. 811-22419) of ASGI Mesirow Insight TEI Fund A, LLC (the “Registrant”) has been filed by the Registrant pursuant to Section 8(b) of and Rule 8b-15 under the Investment Company Act of 1940, as amended (the “1940 Act”).  However, interests in the Registrant have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), and such interests will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act.  Investments in the Registrant may only be made by entities or persons that are “accredited investors” within the meaning of Regulation D under the 1933 Act.  This Registration Statement does not constitute an offer to sell, or the solicitation of any offer to buy, interests in the Registrant.

The contents of the Registration Statement on Form N-2 filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on May 26, 2010 and Amendment No. 1 to the Registration Statement filed by the Registrant with the Commission on June 29, 2010 are incorporated by reference.  The purpose of this Amendment No. 2 is to update the exhibits to the Registrant's Registration Statement to reflect recently effective changes in the Registrant's name, investment adviser and board of managers and to reflect the appointment of a subadviser.

PART C—OTHER INFORMATION

Item 25.	Financial Statements and Exhibits

(1)	Financial Statements:

Registrant has not conducted any business, other than in connection with its organization.

(2)	Exhibits:

	(a)	(i)
Certificate of Formation, dated May 14, 2010, incorporated by reference to Form N-2 filing for ASGI Mesirow Insight TEI Fund A, LLC (formerly Wells Fargo Multi-Strategy 100 TEI Fund A, LLC) (the “Registrant”) (filed May 26, 2010) (“Initial Filing”).

(ii) Certificate of Amendment of the Registrant, dated December 1, 2011, filed herewith.

(iii) Limited Liability Company Agreement, dated May 18, 2010, incorporated by reference to Appendix A of the Private Placement Memorandum in the Initial Filing.

(iv) Amendment No. 1 to Limited Liability Company Agreement, dated December 1, 2011, filed herewith.

	(b)	Bylaws, dated May 25, 2010, incorporated by reference to the Initial Filing.

	(c)	Not applicable.

	(d)	See (2)(a) and (2)(b).

	(e)	Not applicable.

	(f)	Not applicable.

	(g)	Not applicable.

	(h)	Not applicable.

	(i)	Not applicable.

	(j)	(i)
Custodian Services Agreement, dated July 25, 2008, incorporated by reference to Form N-2 of ASGI Mesirow Insight TEI Fund I, LLC (formerly Wells Fargo Multi-Strategy 100 Fund I, LLC) (filed August 1, 2008).

(ii)
Amended and Restated Appendix A to Custodian Services Agreement, dated May 25, 2010, incorporated by reference to Amendment No. 1 to the Registration Statement on Form N-2 of  the Registrant (filed June 29, 2010) (“Amendment No. 1”).

	(k)	(i) Administration Agreement, dated May 25, 2010, incorporated by reference to Amendment No. 1.

(ii) Expense Limitation Agreement, dated May 25, 2010, incorporated by reference to the Initial Filing.

(iii) Wholesaling and Placement Agent Agreement between the Registrant and Alternative Strategies Brokerage Services Inc. (“ASBSI”), dated December 9, 2010, filed herewith.

(iv) Services Agreement, dated December 1, 2011, filed herewith.

(v) Investor Services Agreement, dated December 1, 2011, filed herewith.

(vi) Expense Limitation Agreement, dated December, 1, 2011, filed herewith.

	(l)	Not applicable.

	(m)	Not applicable.

	(n)	Not applicable.

	(o)	Not applicable.

(p)	Not applicable.

(q)	Not applicable.

(r)	(i) Code of Ethics of Alternative Strategies Group, Inc. (the “Adviser”), ASBSI and the Registrant, dated December 10, 2010, filed herewith.

(ii) Code of Ethics of Mesirow Advanced Strategies, Inc., (the “Subadviser”), dated August 31, 2011, filed herewith.

(s)	Power of Attorney, dated September 20, 2011, filed herewith.

Item 26.	Marketing Arrangements

Not applicable.

Item 27.	Other Expenses of Issuance and Distribution

Not applicable.

Item 28.	Persons Controlled by or Under Common Control

As of the date of filing, the following may be considered to be under common control with the Registrant:

ASGI Mesirow Insight Fund, LLC (formerly Wells Fargo Multi-Strategy 100 Master Fund I, LLC)
ASGI Mesirow Insight Fund I, LLC (formerly Wells Fargo Multi-Strategy 100 Fund I, LLC)
ASGI Mesirow Insight TEI Fund I, LLC (formerly Wells Fargo Multi-Strategy 100 TEI Fund I, LLC)
ASGI Mesirow Insight Fund A, LLC (formerly Wells Fargo Multi-Strategy 100 Fund A, LLC)
ASGI Aurora Opportunities Fund, LLC
ASGI Corbin Multi-Strategy Fund, LLC
(each a Delaware limited liability company)

ASGI Agility Income Fund, a Delaware statutory trust

Wells Fargo Multi-Strategy 100 TEI Fund A, LDC (a Cayman Island limited duration company)

Item 29.	Number of Holders of Securities

Set forth below is the number of record holders as of December 1, 2011 of each class of securities of the Registrant:

Title of Class	Number of Record Holders

Units of Limited Liability Company Interests	35

Item 30.	Indemnification

Registrant’s Limited Liability Company Agreement contains provisions limiting the liability of the Registrant’s Managers and providing for indemnification of the Registrant’s Managers and the directors, officers and employees of the Registrant (including his or her respective executors, heirs, assigns, successors, or other legal representatives) under certain circumstances.  The Registrant hereby undertakes that it will apply the indemnification provision of the Limited Liability Company Agreement in a manner consistent with Release 40-11330 of the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, so long as the interpretation therein of Sections 17(h) and 17(i) of such Act remains in effect.

Registrant, in conjunction with the Adviser and Registrant’s Board of Managers, maintains insurance on behalf of any person who is an Independent Manager, officer, employee, or agent of Registrant, against certain liability asserted against him or her and incurred by him or her or arising out of his or her position.  Registrant will not pay that portion of the premium, if any, for insurance to indemnify any such person for any act for which Registrant itself is not permitted to indemnify.

Item 31.	Business and Other Connections of Investment Adviser

Information regarding any other business, profession, vocation or employment of a substantial nature in which each executive officer and manager of the Adviser and Subadviser is, or at any time during the past two fiscal years has been, engaged is set forth in the private placement memorandum and/or incorporated by reference to Form ADV filed by the Adviser and Subadviser with the SEC pursuant to the Investment Advisers Act of 1940, as amended (File nos. 801-44191 and 801-36109, respectively).  The principal business address of the Adviser is 401 South Tryon Street, Charlotte, North Carolina 28202.  The principal business address of the Subadviser is 353 N. Clark Street, Chicago, Illinois 60654.

Item 32.	Location of Accounts and Records

All applicable accounts, books and documents required to be maintained by the Registrant by Section 31(a) of the Investment Company Act of 1940 and the Rules promulgated thereunder are in the possession and custody of the Registrant’s administrator, PNC Global Investment Servicing Inc., located at 301 Bellevue Parkway, 2nd  Floor, Wilmington, Delaware 19809 and custodian, PFPC Trust Company, located at 8800 Tinicum Blvd., Philadelphia, PA 19153, with the exception of certain documents which are in the possession and custody of the Adviser, located at 401 South Tryon Street, Charlotte, North Carolina 28202; 550 California Street, 6th Floor, San Francisco, CA 94104; and 200 Berkeley Street, 18th Floor, Boston MA 02116, telephone number (866) 440-7460.  Registrant is informed that all applicable accounts, books and documents required to be maintained by registered investment advisers are in the custody and possession of the Adviser.

Item 33.	Management Services

Not applicable.

Item 34.	Undertakings

Not applicable.

Signatures

Pursuant to requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the State of North Carolina on the 10th day of January 2012.

ASGI MESIROW INSIGHT TEI FUND A, LLC
By:	/s/ Adam I. Taback Adam I. Taback President

INDEX TO EXHIBITS

(a)	(ii)	Certificate of Amendment of the Registrant, dated December 1, 2011.

	(iv)	Amendment No. 1 to Limited Liability Company Agreement, dated December 1, 2011.

(k)	(iii)	Wholesaling and Placement Agent Agreement between the Registrant and ASBSI, dated December 9, 2010.

	(iv)	Services Agreement, dated December 1, 2011.

	(v)	Investor Services Agreement, dated December 1, 2011.

	(vi)	Expense Limitation Agreement, dated December 1, 2011.

(r)	(i)	Code of Ethics of the Adviser, ASBSI and the Registrant, dated December 10, 2010.

	(ii)	Code of Ethics of the Subadviser, dated August 31, 2011.

(s)		Power of Attorney dated September 20, 2011.